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PROXY COMMUNICATION STATEMENT:
Biogen Idec and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Biogen Idec in connection with the Company’s 2008 annual meeting of stockholders. Information concerning the interests of participants in the solicitation of proxies will be included in any proxy statement filed by Biogen Idec in connection with the Company’s 2008 annual meeting of stockholders. In addition, Biogen Idec files annual, quarterly and special reports with the Securities and Exchange Commission (the “SEC”). The proxy statements and other reports, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at www.biogenidec.com. Biogen Idec stockholders are advised to read carefully any proxy statement filed in connection with the Company’s 2008 annual meeting of stockholders when it becomes available before making any voting or investment decision. The Company’s proxy statement will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, and Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836 or by e-mail at info@innisfreema.com.

CORPORATE PARTICIPANTS
Jim Mullen
Biogen Idec — CEO
Paul Clancy
Biogen Idec — CFO
PRESENTATION
John Newman – Merrill Lynch
Biogen Idec is a leading biotech company with an impressive product profile including Rituxan in oncology and RA and Avonex/Tysabri and Rituxan in multiple sclerosis. The company has also recently added interesting molecules to its cardio-pulmonary franchise and here with us today to tell us a little bit more about the company is Mr. Jim Mullen, the CEO of Biogen Idec.
Jim Mullen - Biogen Idec — CEO
Thank you, John. So I’ll try to run through the high level presentation relatively quickly and then leave plenty of time for Q&A when we’re done. You guys have seen probably—this is the last day of the conference so I’m sure you’ve seen a lot of forward-looking statements. As always keep track of the securities filings, the press releases, etcetera.
And given where we are in the proxy season and that there will be some shareholder items in the proxy, this is the proxy solicitation statement. And you can pull this all off of our website if you need to.
So this is what I’d like to run through in the next few minutes, a little bit of backwards look of the business review and a recap of the year and then start looking forward as to where the growth is coming from in the future and then finish up with a couple of comments about 2008 guidance.
Four years ago Bill Rastetter and I consummated the merger between Biogen and Idec and at that point in time we laid out a number of goals for the merged entity. One was, of course, to more efficiently leverage the great immunology research we had in both companies to be a lot more competitive on business development and also we laid out a couple of financial goals at that point in time, which took us to the end of 2007.
And what we said was our target was to grow the top line at 15% annual compounded rate and the bottom line at 20%. Yesterday we put out the earnings and the results are in so top line growth was 14.4% compounded over those—over that period ‘04 to end of ‘07 and the bottom line was 22%.
And towards the latter part of the summer last year I started to lay out our goals going through the next three-year period of time, ‘08, ‘09 and ‘10, and in our view we can continue that kind of progression with the products that we have in our hands.
And then I’ll just point you to the last box on the bottom, which I think become important and it will be the subject of a lot more of this presentation, which is the pipeline. We’ve spent a lot of time over the last couple of years building out this pipeline. We now think it’s quite broad, quite diverse and maturing fairly quickly and we’ve got 15-plus products in phase II and beyond.
This will just give you a quick snapshot over that same four year period of time, what’s happened with the stock, highest correlation is top-line growth rate, probably not a surprise. We’ve only been outperformed by Gilead and Celgene among our peer group, so we think that’s been a reasonably attractive return and we think we can continue that.
When I finished up in the summer we started to lay out sort of 2010 goals, so we started with this 15 and 20 concept, 15 on the top line, 20 on the bottom line, but then put a little bit more granularity to that in these operating goals. And so the first one talks about Tysabri and obviously Tysabri we view as a significant growth driver and we put a target of 100,000 patients out there by year-end 2010. I’m going to build you up to how we get to that 100,000 in a couple more slides.

Furthermore, Avonex, which is a $1.8 billion brand, still continues to grow modestly but we think we can maintain our share—patient share in the market, the ABCR—the so-called ABCR market place.
We’re also looking forward to some additional indications with Rituxan. We’ve already seen some data this year that’s already out in the public. We’ll come back to that.
And importantly we now have about a third of our revenues coming from international business. We continue to see that trend shifting more to the international business over that same three-year period. We think we’re going to have more like 40% of revenues coming from the international business.
And then you talk about the future on the bottom box, which is building out the pipeline. We should have by that end of 2010 a couple new products or major indications launched, at least six programs in late stage development. So this is assuming that we’re going to see industry standard kinds of failure rates in our pipeline and of course we want to continue to execute on our business development strategy, which has been a core part of the strategy for the past few years.
So on the right in that box is the very simple statement of how we think about the strategy for the company. We’re looking for significant products. We’re looking at global specialty markets and one of the hallmarks of our pipeline is for the most part we’ve got the worldwide rights to these products and as I’ll describe later, we already have the platform established in most of the significant markets in the world.
So we’re looking for global markets, specialty markets where we can attack them with a specialty sales force, high service, high knowledge, high education, and of course high unmet need, which can be defined by any number of things-efficacy, safety, convenience, etcetera.
On the left hand side are really the operational elements to that, so developing and commercializing the blockbuster brands, expanding geographic reach, advancing the pipeline, executing on our business development plans, taking advantage of our platform, a world-class biologics development and manufacturing and of course delivering on the financial performance at the end of that. And that’s pretty much how the rest of this is structured as walking through that.
This will give you a snapshot of the last—over this same period, ’04, ’05, ‘06 and ‘07, what the growth has looked like on the Avonex business, which is the purple bar, the Rituxan business, which the goldish bar and then Tysabri just coming up. You can see all those businesses have had healthy growth. To remind you, the Rituxan end market sales are about $4.5 billion. What you see in the gold bar is actually our profit share of that. If you took the Avonex business, think of that as about a 65% operating margin product, if you want to just do an apples to apples.
And what’s important about the Tysabri is while you see that bar is pretty small now, it’s growing fairly rapidly. We expect that to be a big growth driver and we left the year at a half-billion dollar run rate.
And this is how I like to describe the building blocks for growth. On Avonex we still have some opportunity in front of us in the international market to continue to grow the brand and the patients and the units. We launched only a year ago in Japan. We’re just getting started in South America. We’ve filed in China, so we’ve got some interesting opportunities there to continue to grow that brand and we also have in that top box some life cycle management programs to really extend that brand in what we think will be patent protected ways.
Tysabri in the middle box, it’s all about blocking and tackling and getting—continuing the launch and the launch progression, continue to drive depth and breadth of prescribing. We also have continued geographic expansion so one of the things you see in the acceleration of the growth of Tysabri is the impact of large markets that we rolled out in the second half of the year. A couple weeks ago we announced the approval for Crohn’s disease here in the U.S. and so that will launch shortly and we’re also initiating trials in a couple of oncology indications.
And then Rituxan on the far right is really a product that emulates a lot of the strategy from the merger. The ability for products in immunologic—when you’re playing around with the immune system, you really cross over in the oncology as well as the autoimmune diseases. And the second leg of growth for Rituxan is certainly in the autoimmune indications.
A year ago or so we launched in rheumatoid arthritis in the TNF inadequate responder population. We just announced that the DMARD inadequate responder trials which were successful so we’ll file for that. We just added to the label in the TNF failure area data on slowing the progression of joint erosion.
So good progress there and there’s a number of big indications in front of us, Lupus, CLL, MS, and of course we have second and third generation molecules under development with our partners Genentech and Roche.

So just to break down the Tysabri 100,000 patients for a moment, first I’ll point you over to the Avonex. The Avonex patient numbers are about 130,000 so you can sort of size up what does a 100 look like relative to the market leader there. The bottom part of that bar is the U.S. sales; the top part is the ex-U.S. sales. It’s about 55-45 and if you go all the way over to the right you’re going to see that we think that actually flips over for Tysabri, that we’re going to have more patients outside the U.S. than inside the U.S. and that’s driven both by the development of the market places there as well as our starting point with our geographic footprint outside the U.S.
We left the year with 21,000 patients on product and we have seen in every market that we’ve been in for a few months increasing depth and breadth of prescribing, so we’re seeing a gradual acceleration of the accrual rates in every one of the markets we’re in and that’s reflected if you will in these sort of gently accelerating lines that you can see to take you from 21,000 to 100,000.
So the 100,000, if you just straight-lined out the current approval rates as we left the Q4 in MS, you’d end up in the mid-70s. We are expecting 10,000 to 15,000 or so in the Crohn’s disease and we are expecting to see that continue a gradual acceleration as we drive depth and breadth.
And this is just some of the details—data around here. I’ll just point out a couple of things on here. You’ve got the U.S. and international split, 12,800 in the U.S. and 7,500 outside the U.S. But importantly down in that fourth bullet point, 95 out of the top 100 physicians are prescribing so we feel like we’re getting most of the prescribers to at least start trying this product and we know from the market research, the more patients come back to them that have been on this product, the more likely they are to continue to prescribe and the more likely they are to think about this product earlier in the evolution of somebody with MS.
We’re not seeing any more cases PML since re-launch and importantly we had about 6,300 patients that have now been on the product for a year. One of the things that of course people are looking at does how is that safety profile unfolds over a couple year period of time.
And I’ll point out the last bullet. Four out of five patients that are coming onto Tysabri are new to our MS franchise. We have a number of products in MS, two in the market place, several more in development. We think about this as a franchise; we think about this as patients being afflicted with MS for 40 or 50 years and being on some kind of therapy for that period of time and for us to build a suite of products that really are applicable for all their time in life as well as the life cycle of that disease.
Here’s a quick snapshot of Rituxan. You can see the marketed indication. It’s non-Hodgkin’s lymphoma. There’s also a fair bit of sales in CLL although that’s technically off-label but that’s important when I come back to talk about the CLL trial later.
In RA we’ve got the TNF inadequate responder label. We just added the joint erosion data to that label. We just announced the conclusion—successful conclusion of the DMARD failure trial. We’re looking forward to seeing the primary progressive trials in this half of the year as well as the Lupus trials. You can see further down there’s one that will finish in the first half of this year and the Lupus Nephritis in 2009. CLL should also finish this year. There’s a separate trial that Roche was running that they announced recently positive results on.
The only reason I pull CLL out is that it’s probably not a big new market driver but these other three indications certainly will be.
And this just gives you a little bit more data on what that means and they’re all first half readouts. In the RA, think about the TNF refractory group being a patient pool of about 300,000 and as you move forward and get into the first line biologics, you’re really looking at well over a million patients in the pool, although arguably that is a more competitive segment.
Multiple sclerosis, you may know that there were some trials in relapsing/remitting MS. Those are going to get restarted with ocrelizumab, which is a second generation product but the primary progressive trials continue. With successful outcome there, that could be a very interesting new indication. About 15% of MS patients have the primary progressive form. That’s about 75,000 patients or so that could be a target market but they have very, very few options, high unmet need.
And we think Lupus, on the bottom, could be really a blockbuster indication. There’s been not a lot of success for new drugs in Lupus. The B cell pathway is certainly implicated there and we’re quite excited to get to the results there and hopefully to the commercial opportunity.
This is where we are geographically represented. So we have direct businesses in North America, all through Western Europe, part of Eastern Europe, Japan, Brazil, we’re going to expand Argentina. We’re direct in Australia and New Zealand. We’re just getting started in our businesses in India and China, so we’ve got a broad global footprint. Most of that infrastructure is already in our base cost and almost all of those businesses, with the exception of the few that we just started up over the last year, are profitable today.

So we’re in a great position to take a pipeline, which is in most cases a global pipeline, with global rights and really leverage that value across the world. Simply put, when you have a distribution partner in the market, you give up half of the value, half of the economics. When you can go direct, as long as you think you can cover your infrastructure costs, the profitability is much, much larger.
And here’s just a quick snapshot of the pipeline. We can go into a lot more detail on specific drugs but I just want to focus you on a couple of things. So we’ve got a fair depth of pipeline in neurology, not only in MS but Parkinson’s, Alzheimer’s disease, oncology, both hematologic tumors as well as solid tumors. We’ve got nine different programs ongoing there, a number in the autoimmune disease.
Cardiology, we have a couple of very late stage programs so these are acute care cardiology, so they’re hospital based products. And then with acquisition of Syntonix, which we were attracted to, because of some of the technology we also picked up a couple of hemophilia programs, which are exciting opportunities if the technology proves out, which would really allow us to expand the prophylaxis use in the hemophilia setting.
All together that’s probably about 30 different programs ongoing in the clinic or on the doorstep of the clinic.
This is a little bit how we think about markets and products as we go through a portfolio, segregating between on the left—on the vertical axis, general practitioners and specialty markets, and on the bottom, on the X axis, low and high degrees of unmet need. The inside bubble is, if you will, what that market size is today and the outer bubble is where we think that market is going to grow to over the next four or five years.
So we think there are big opportunities in RA, still big opportunities left in MS. Hemophilia I already mentioned. The one I want to pull out really is the Lupus, which as people presently look at that market, they view it as a relatively smaller opportunity than I think it’s going to become. I think with good efficacy that market could look a lot more like the MS market and the MS bubble and in fact the blue bubble there that says 2001 in the MS market was our view of what it would be—in 2001 what the market would look like today.
So I think it just indicates where there’s high unmet need and motivated patients, if you really bring something that is a big step over the standard of care, the ability to get out to those markets is pretty big. The number of patients afflicted with Lupus is actually quite a bit larger than the number with MS.
This is the pipeline. I’m not going to go through this in detail. I want to make only about two or three points on this. First, you can see as you work from right to left on this, registration and/or filing, these are products that are in registration, trialed or filed by indication. The number of programs in phase II or proof of concept studies where you actually have enough data on efficacy to make a call about moving the programs forward, and the phase I programs. So we’ve got a lot of programs, fairly well balanced across; 15 programs in phase II and beyond.
The second point to make is we’ve been very active in business development. I would consider that one of the success stories of the merger. We’ve got a lot of great programs in that pipeline that are externally sourced. Some of those, while they say they’re externally sourced, they’re wholly owned assets now like the Factor IX, the Factor VIII and the HSP90s, for example, and some of them are still partnered.
This is just a quick snapshot of the deals that have brought products over the past number of years. We actually added another one in the fourth quarter that’s not on this list, Neurimmune, but you can see that we’ve been ticking off deals. These are deals for both phase II, phase III, preclinical phase I compounds so we’re really looking at value and opportunity across. I think we’ve been very efficient with the cash on that.
We paid relatively little up front with success. We’ll have more milestones on the back side of this but those will be things that we will happily pay with success.
And this is that same chart I just showed you two back but with the yellow highlights of where the data readouts are coming. So you see there’s a lot of data here coming this year so all the yellows are data readouts this year and a couple of them have already happened. I went through the Rituxan ones already. I’ll go through—I guess I won’t go through because I dropped that slide out. I’ll just mention—could I go back one? Yeah, thanks.
Go through a couple in that middle box. We really went through the Rituxan ones already. Lymphotoxin Beta, a program that’s an in-house program, we saw good phase IIa data out of that program in rheumatoid arthritis late last year. We re-doubled our efforts there. We’ve got programs ongoing in both TNF refractory patients and DMARD refractory patients and we should see the phase—end of phase II data this year.

The BIIB014 in Parkinson’s, small molecule, Parkinson’s drug, a2 antagonist, we should see the phase II data this year. Daclizumab we already announced late last year. HSP90 program, this is a very exciting area of science. We’ve got the first oral HSP90 inhibitor in the clinic. We’ve also got some backup programs behind that but we should see phase II data, phase I/II in GI stromal tumors later this year.
Volociximab, a program we have in partnership with PDL BioPharma, we’ve got several indications ongoing; we’ll see ovarian phase II later this year. So that’s just a quick sampling of some of the data, so a lot of data in the first and second half of the year.
And I want to finish this part of it by just emphasizing the—we do have a powerful discovery engine as well. We’ve tended to talk more about the external deals but I think it’s equally important to think about some of the breakthrough programs we’ve brought forward internally. The TWEAK program, which was really a new pathway of inflammation discovered at Biogen; we’ve got programs ongoing there.
The LINGO program, very exciting, so this is—this now sort of brings the possibility to re-myelinate damaged nerves and re-promote growth, so this is the kind of thing you could think about for reversing the disease progress around demyelinating disease such as MS and some peripheral neuropathies and LT-Beta, which was another program discovered internally.
And we continue with those kinds of programs, so we’ve got a great discovery engine behind us.
So let me just—that was a quick run-through and I want to get to the Q&A and so I’m going to finish up with the 2008 guidance. The 2008 guidance is in line with this 15% and 20% growth top line, bottom line that we’ve talked about before. We see in 2008 that we should be in the mid- to high-teens, maybe to 20 with the growth. As we see the traction on Tysabri, we’ll have a better idea of that and as we see some of the trial results on Rituxan, that’ll determine it.
We’re going to get increasing leverage in the operating margins. If you went back over the past couple of years, we were investing behind Tysabri and building out that infrastructure. Q4 Tysabri turned profitable so you do actually see that impact pull right through the P&L.
We’re guiding people, this operating expense number of 1.9 to 2 because if you start to do this as a percentage of revenue, lots of people have different percentages of revenue out there but I hate to say we’d be able to give you a better way to build models.
Tax rate will be relatively unchanged. GAAP EPS goes up by the same increment but there’s nothing new really from the GAAP to the non-GAAP. If you go back and you look at the merger related accounting charges, those will recur again this year and that pretty much describes the difference between GAAP and non-GAAP.
Capital expenditures will be down this year and for the next few years as we finish off the last significant manufacturing expansion.
So with that, I think we should go to Q&A. I’ll come back over here.
Q & A

Unidentified Participant
Great, thanks Jim. Questions from the audience? Okay, let me start out with one. Given the recent New England Journal of Medicine publication regarding two cases of melanoma — we’ve all seen this in the news — in Tysabri patients, do you have any concerns going forward about cancer in general for the drug or is this something that is sort of a past event?

Jim Mullen - Biogen Idec — CEO
No, we don’t really have—I mean those are—those cases we run them to—I wouldn’t say so. We had a very big clinical trial database; we had over 3,000 patients in the clinical trial database for a couple of years and did not see a difference between the cancers in the placebo and the treatment arms so at this point we don’t have a significant concern about that.

Unidentified Participant

Okay, great. Question?

Unidentified Audience Member
I have a couple of questions please on ADENTRI. In your fourth quarter call you made reference to it starting registrational trials. What do you mean by that? Is that phase IIb or outcomes and what patient population are you thinking of for that?

Jim Mullen - Biogen Idec — CEO
Right. It’s actually phase III trials so we have really two programs there. One—it’s the same molecule delivered orally, delivered IV. The initial will be—we’re really looking at diuresis as the initial piece and then it’ll be outcomes data on CHF patients longer term, so that’ll be the standard—hospitalization days, death, etcetera.

Unidentified Audience Member
So that’s both the IV and the oral you’re taking into phase III or—?

Jim Mullen - Biogen Idec — CEO
Yeah, the first one is just the IV though. So the oral will be somewhat behind it but we’ve taken the oral—the oral’s been in the clinic so it’s—we’re—we do have the oral formulation. We know how that works but the IV is the most interesting indication to get started with and we’ll follow just fairly quickly with the oral after that.

Unidentified Audience Member
And do you have a filing vision on the IV and the oral of what are your expectations for the—what time line?

Jim Mullen - Biogen Idec — CEO
Do you have the time line on that?

Unidentified Participant
We generally kind of want to get through the phase III trials first before we project out filing times. But it’s going to—a couple years out.

Jim Mullen - Biogen Idec — CEO
Yeah, the cardiovascular trials tend to be lots of patients but of course they’re a little bit shorter duration, but we’ve got to really track out on the CHF patient outcomes so to a certain degree you’ve got to run the outcomes out far enough to get separation.

Unidentified Audience Member
And just my final question is with this mechanism is there some sort of seizure concern or do you see that in your compound?

Jim Mullen - Biogen Idec — CEO
Interesting question because it hasn’t come up for a couple of years but that was certainly concerns as you go back a couple of years about that general class of products, but we don’t have any big signals there.

Unidentified Participant
Question in the back?

Unidentified Audience Member
Could you talk a little bit about how you see the competitive situation in the MS space as some other companies bring new products to market, Novartis or Campath from Genzyme?

Jim Mullen - Biogen Idec — CEO
Yeah, in our forecasts we have assumed that both the Novartis compound, FTY720 and Campath would come to the market. Our view on Campath to go backwards is high efficacy but some significant safety issues around that so that’s probably going to be a little bit more of a niche application.
And FTY720, it appears to have efficacy that’s in the range, maybe a little bit above the interferons. We’ll be interested to see what that looks like as the trials finish up. But also how the side effect profile unfolds for that because there’s some difficulties.
But having said all that, we believe they’re coming to the market place and that’s what we put into our competitive forecasts, if you will, and how we’re also thinking about bringing our other products into the market place.

Unidentified Participant
Other questions from the audience?

Jim Mullen - Biogen Idec — CEO
There’s one right here.

Unidentified Participant
In the front.

Unidentified Audience Member
What sort of visibility do you have for any sort of Avonex, bio-similar, you might see internationally?

Jim Mullen - Biogen Idec — CEO
What visibility do we have? We have a lot of visibility because you already see bio-similars in some of the developing countries, so there are some in India. You’ll find them in Latin and South America, so there’s some small ones out there that are not having a big impact on the market. In a lot of cases there’s some significant quality concerns and I’m not just talking about our marketing, I’m just saying that people have been trying them and not all that happy with them.
In Europe you’ve got the bio—it’s not really a bio-similar because they went through the full clinical trials, but that will come out with sort of the Rebif low-dose label and they’re going to have to do some more development work because the market is, at least for that delivery, is high dose.

Unidentified Audience Member

Are you aware of anybody working on an Avonex-type product? And is there any intellectual property that would prevent them from doing so, in Europe?
Jim Mullen - Biogen Idec — CEO
In Europe, yes, there’s intellectual property that protects fairly specifically around Avonex, beta-interferon 1a and some of the specific glycosylation patterns and things like that, so that IP goes out through 20—

Unidentified Participant
‘11; ‘13 in the U.S.

Jim Mullen - Biogen Idec — CEO
In the U.S. but there’s some narrower IPs in Europe that goes out into the next decade. I don’t—‘12, ‘13 is my recollection but we should confirm that back to you.

Unidentified Participant
Other questions? Jim, on your fourth quarter call you talked a little bit about Avonex sales in 2007. It looks like they were a little bit lumpy, especially in Europe. Can you talk about specifically in the EU in the fourth quarter what component of the growth came from things like inventory, price increases, demand and the FX effect?

Jim Mullen - Biogen Idec — CEO
Yeah, so I’m actually going to take you up and then take you down. So in the U.S. we have great visibility in the inventory down to kind of the one or two-day level so that usually we can predict.
In Europe it’s a little bit different market by market. There’s also a fair bit of, in the international market, the tender offer business so, and I’m not talking about in Western Europe but I’m talking about some in Eastern Europe, you get into the Middle East, Africa, etcetera, there’s more tender offer business there, and so those tend to go out in lumps.
But by and large what it was was some improved mix and some—and a little bit of reduction of some parallel importing across borders in Europe, which of course it always flows downhill on price when you’ve got the parallel importing. So it’s a bit of a mix issue.
I don’t—we don’t think it’s an inventory issue in the channel and then you’ve got some tender offer things that go in a lump. They tend to go—they just go in lumps.

Unidentified Participant
Okay. Would you expect that to—these trends to remain stable into 2008 in terms of what we might see?

Jim Mullen - Biogen Idec — CEO
Well we think the international business can continue to grow on a unit basis and on a dollar basis. In the U.S. the units will probably be fairly flat and maybe a little bit of a decline. You will have some natural wrap-around on the average price, which will be a little higher in 2008 than it was in 2007 in the U.S.

Unidentified Participant

Okay.

Jim Mullen - Biogen Idec — CEO

Okay?

Unidentified Participant
Sure. Thank you.

Jim Mullen - Biogen Idec — CEO
He’s right in the light.

Unidentified Audience Member
I’ll give it another shot if nobody else—in terms of PML, one thing that’s causing anxiety for investors right as we wake up one morning and there is another PML case in Tysabri and it’s an exciting morning and I just wonder how you sort of are planning around how you respond to that news, how that process will kind of unfold, general thoughts on that?

Jim Mullen - Biogen Idec — CEO
Yeah, well the first thing is PML and the whole risk management program in the U.S. is set up to detect PML—a PML event very early on and we’ve said since we re-launched, you’ve got to assume the PML is associated at some level with the product, so that day probably does happen.
But if you actually look at the materials that go in front of physicians, the healthcare providers and the patients, they are really bombarded with the information and the warnings around PML so I think the physician community is in a good position to actually absorb the information and not overreact to it. Assuming we’re seeing an event here, an event there, and the event rate is not at or above what the label rate is, which is 1 in a 1,000, just to remind everybody.
So from a market point of view, our expectation is that’s a bump in the road. We can move through that assuming there’s not a cluster in some very short period of time that really unnerves people.
From an investor point of view, you guys tell me how you’re going to react to it. My guess is the investor reaction will be more severe in the short term and then we’ll have to sort of rebuild the momentum on that as they see how the market place, the physicians actually respond to that, looking at scrip rates over another quarter or something like that.

Unidentified Audience Member
(Inaudible)

Jim Mullen - Biogen Idec — CEO
It’s (inaudible) is one of the thousands of viable and exciting products because you can already see where we are with the sales level and it’s turning profitable. And there’s—if you go back to the ABCR treatments and get beyond the averages and you look down at the individual level, so with the ABCRs maybe a third of the patients or so really have kind of remission, right? But that leaves the other two-thirds that really have to make some choices.

So I think it is a very viable product and in fact where most of the scrips are coming from now are the people who have fallen out of all these other things and really don’t have other options. So one in a thousand, hopefully it won’t be as high as that but I think it’s a viable product at that kind of a rate.

Unidentified Participant
There’s a question right up here.

Unidentified Audience Member
Just to follow up on that, I think at one point there was a hope or a belief that patients who were receiving just monotherapy without any other immunosuppressants or immune modulating drugs wouldn’t have this—may not get this at all or may have a lower rate. Do you still—are you still going along that line of thinking?

Jim Mullen - Biogen Idec — CEO
Well that was—you know when we had the events, what we did is we assembled teams of experts around PML around the world and all the MS experts and the regulatory experts for that matter, and the consensus at that time was probably a dual administration of an immunosuppressant contributed to this issue and that’s why that’s contra-indicated now.
Now as time unfolds here we’ll have to see. I mean if the rate really is significantly different, and keeping in mind two cases, there’s a huge error band around what the real statistical relevance is two divided by that denominator is anyway. But I think that’s certainly currently the belief. That looks like that’s playing out at least thus far that you just don’t want to go after broadly immunosuppressed patients.
Now we’re also working on ways to understand PML better and the underlying pathology and is there anything you can do to address it so I think as time goes on, hopefully we get better and better information there so people would know — what should I look for and what should I do if I see it.

Unidentified Participant
Questions from the audience?

Jim Mullen - Biogen Idec — CEO
Maybe we lost them.

Unidentified Participant
I’ve got a couple more. Given your projection for 100,000 patients on Tysabri by 2010, number one, would you anticipate significant frontline use within that estimate? And number two, if so, when might that occur? And then finally how does that affect Avonex?

Jim Mullen - Biogen Idec — CEO
So the first is I—in that time frame I wouldn’t anticipate that there’s a lot of frontline use. I think we’re just going to gradually see this being used earlier and earlier. I think as you get passed the two year mark where you’ve got thousands of patients that have been exposed to the product for several years, the confidence of the physicians around the over—the longer terms safety profile is going to be quite different than it is today. That—then we’ll bring the question, when a patient presents itself for the very first time, should I be thinking about going on the strongest therapy at the beginning or should I wait for later. In other words, should I initiate people on Tysabri. I think that comes out in the latter part of this time frame.

What does that mean around Avonex? It will erode Avonex. We get a lot of the new scrips, but it will also erode all the other products. So I think this dynamic where four out of the five patients are new to our therapy, new to our franchise, maybe that changes a little bit but we’re not going to be just swapping one for one, that’s for sure.

Unidentified Participant
Okay. Other questions? Got a little bit of time left, just a general question. This is more from a broader company perspective. Can you describe how Biogen’s core assets and growth potential offset the Tysabri risks from an M&A perspective?

Jim Mullen - Biogen Idec — CEO
How the growth—well I think you’ve got now a number of core products and you’re going to see a lot of cards turn over in the pipeline this year. We also have a pretty lean infrastructure on the SG&A side. We’ve got a lot of course invested on the R&D side, so I think we have the ability to react to events that say Tysabri is not going to be as big as we hoped for in real time without getting into financial difficulties.
But the core assets are the other products, so there is—to the same degree that there is a cannibalization of Avonex, a problem with Tysabri does get offset a bit by Avonex, but also makes the attractiveness of some of our other MS products, which we’ve got more than anybody, higher.
So I think we’ve got some plays in that pipeline that offset Tysabri in the short term and I think over the next couple of months, six months, eight months, you’re going to see a lot of data around a lot of programs in this pipeline that you’re going to be able to then start to calibrate well what’s the competitive position of those kinds of programs? What’s the likelihood that they’ll succeed and what kind of value can they drive? And that’ll give investors I think a lot more visibility about what does 2010 and ‘11, ‘12 begin to look like.

Unidentified Participant
Okay, great. I think we’re out of time. Thanks everybody.

Jim Mullen - Biogen Idec — CEO
Thanks.